EXHIBIT 99.1

Bitstream Inc. Reports Fourth Quarter and Annual 2004 Results

As a result of an increase in quarterly revenue of $684,000 or 26% to $3,323,000, the Company's highest fourth quarter revenue level since 1997, the Company generated an operating profit for the fourth quarter of $22,000 and achieved a $152,000 positive cash flow resulting in positive cash flow of $38,000 for the year ended December 31, 2004

CAMBRIDGE, MA--(Business Wire)--February 28, 2005--Bitstream Inc. (Nasdaq: BITS) today reported that its total revenue increased $684,000 or 26% to $3,323,000 for the three months ended December 31, 2004 as compared to $2,639,000 for the three months ended December 31, 2003. Total revenue for the twelve months ended December 31, 2004 increased $1,906,000 or 20% to $11,632,000 as compared to $9,726,000 for the twelve months ended December 31, 2003. The Company generated a profit from operations of $22,000 for the three months ended December 31, 2004 an improvement of $256,000 as compared to a loss of $(234,000) for the three months ended December 31, 2003. The Company's operating loss for the year ended December 31, 2004 decreased $1,032,000 or 58% to $(735,000) from $(1,767,000) for the year ended December 31, 2003. The Company's net income for the three months ended December 31, 2004 improved $269,000 to $40,000 as compared to a loss of $(229,000) for the three months ended December 31, 2003. The Company's net loss for the year ended December 31, 2004 decreased $590,000 or 49% to $(615,000) from $(1,205,000) for the year ended December 31, 2003. The Company's cash and cash equivalents at December 31, 2004 totaled $4,405,000, an increase of $152,000 from $4,253,000 at September 30, 2004 and an increase of $38,000 from $4,367,000 at December 31, 2003.

"Driven by increased market demand across all of our product lines, we achieved our highest fourth quarter and annual revenue levels since 1997 during 2004. We are very pleased with our performance for the quarter and year ended December 31, 2004 which resulted in a profit for the quarter and a significant reduction in our operating loss for the 2004 year of $1,032,000 or 58% to $(735,000) as compared to the year ended December 31, 2003." said Anna M. Chagnon, President and Chief Executive Officer. "The increase in revenue helped the Company to be cash flow positive for the quarter and the year ended December 31, 2004 while we continued to invest in the research and development of our technologies."

FOURTH QUARTER 2004 HIGHLIGHTS AND OTHER RECENT DEVELOPMENTS

  During the fourth quarter, approximately 8,500 new users downloaded and set up accounts for our ThunderHawk browser bringing the total number of ThunderHawk accounts established to more than 59,500 as of December 31, 2004.
  During the fourth quarter of 2004, the Company licensed its font technology and fonts to approximately 43 OEM customers, including major manufacturers in each of the gaming software, digital television, and consumer electronics industries. These placements are a result of our focus on expanding our customer base and commercial applications for our font and font rendering technologies to a wider variety of customers and commercial applications.
  Over 18,000 users registered during the fourth quarter on the Company's font-related Web site bringing the total registered users as of December 31, 2004 to over 220,000. Over 45% of the orders placed on the Web site during the fourth quarter were submitted by users who had previously made purchases.
  On October 11, 2004, the Company announced at Graph Expo the release of Mpower 4.5, featuring integrated HTML output capabilities for personalized email campaigns and personalized Web microsites. The fact that you can utilize one set of variable definitions for print, email, and microsites, makes this feature set especially powerful for coordinated print, email and Web direct marketing and cross-media publishing.
  On October 18, 2004, the Company announced the launch of a custom Direct Marketing portal for a leading health education services provider, developed and hosted by DMM (www.thinkdmm.com), a leader in direct marketing services, and powered by Pageflex Storefront. The new portal enables staff at HMOs who have signed up for the service to order customized and personalized print materials to support their health education and marketing initiatives.
  On October 19, 2004 the Company announced that in 2004 it had added over 5,000 new fonts and 30 new foundries to the growing collection available at its Web site www.myfonts.com. With the addition of these new fonts, MyFonts expanded its listings to over 36,000 fonts from over 150 font foundries worldwide.
  On December 8, 2004, the Company announced that the U.S. Patent and Trademark Office had awarded a patent for Mpower's flexible template technology. This template technology enables a document layout to "flex," accommodating variable content within sophisticated designer-specified guidelines.
  On December 13, 2004, the Company announced an agreement with NexPress Solutions, Inc., a Kodak company, under which the Company's variable data publishing technology will be available to NexPress customers and prospects.
  On January 10, 2005, the Company announced an agreement with ICED (www.iced.net), the International Center for Entrepreneurial Development, that will bring Pageflex Storefront, with its un-matched document customization and online ordering capabilities, to leading centers among its franchise network, which includes Kwik Kopy Printing, American Wholesale Thermographers, Copy Club, The Ink Well, Franklin's Printing, and Kwik Kopy Business Centers.
  The Company announced that it had sold its 1,000,000th font from its font-related Web site on January 17, 2005.
  On January 18, 2005, the Company announced the release of Pageflex Storefront 2.0, expanding the workflow capabilities for online document customization storefronts with new features including enhanced user and group privilege definition, email notifications, automated order processing, and user-controlled download and pick-up of final output.

2005 OUTLOOK

"During 2004, we remained focused on increasing revenue on a consolidated basis and we achieved our goals. We increased revenue by approximately $1,906,000 or 20% from the prior year and we achieved profitability in the fourth quarter of the year," said Anna M. Chagnon, President and Chief Executive Officer. "For 2005, our goals include continuing our year-over-year revenue growth trend, which was 15% for 2003 as compared to 2002 and 20% for 2004 as compared to 2003. For 2005, we hope to increase revenue by more than 20%. Through new customer acquisition and increased placements, we are optimistic that we can continue to grow revenue across all of our product lines and that the increased revenue will fund our research and development efforts for our technologies. To achieve these goals and position the Company for future growth, we will be investing resources in additional consulting, sales, and marketing personnel throughout the year, as well as increasing our presence at key industry trade shows. We believe the near-term investment of these resources will result in greater revenue growth potential for the Company in 2005 and beyond."

CONFERENCE CALL REMINDER

Today, February 28, 2005, at 4:30 p.m. EST, Bitstream will host a conference call with the financial community to discuss its fourth quarter and annual 2004 results:

  International Dial-in number: 703-639-1313
  Domestic Dial-in number: 866-793-1342

Call into the conference number 5-10 minutes prior to the start time. An operator will check your name and organization and ask you to wait until the call begins. If you have any difficulty connecting with the conference call number, please call Kristen Colpus at Bitstream: (617) 497-6222.

A replay of the conference call will be available through March 10, 2005 (access code): 591453

  International Replay number: 703-925-2533
  Domestic Replay number: 888-266-2081

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations. Actual performance and results of operations may differ materially from those projected or suggested in the forward-looking statements due to certain risks and uncertainties, including, without limitation, market acceptance of the Company's products, competition and the timely introduction of new products. Additional information concerning certain risks and uncertainties that would cause actual results to differ materially from those projected or suggested in the forward-looking statements is contained in the Company's filings with the Securities and Exchange Commission, including Bitstream's Annual Report on Form 10-K for the year ended December 31, 2003.

About Bitstream

Bitstream Inc. (NASDAQ: BITS) is a software development company that makes communications compelling. Bitstream enables customers worldwide to render high-quality text, browse the Web on wireless devices, select from the largest collection of fonts online, and customize documents over the Internet. Its core competencies include fonts and font technology, browsing technology, and publishing technology. For more information about Bitstream please visit www.bitstream.com.

Bitstream and MyFonts.com are registered trademarks, and Pageflex, the Bitstream logo and ThunderHawk are trademarks, of the Company. Other technologies and brand names are used for information only and remain trademarks or registered trademarks of their respective companies.

Bitstream Inc.

Consolidated Statements of Operations

(In Thousands, Except Per Share Data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
Revenue:
Software license	$2,839	$2,282	$9,805	$8,487
Services	484	357	1,827	1,239
Total revenue	3,323	2,639	11,632	9,726

Cost of revenue:
Software license	911	742	3,196	2,477
Services	232	144	829	540
Total cost of revenue	1,143	886	4,025	3,017

Gross profit	2,180	1,753	7,607	6,709

Operating expenses:
Marketing and selling	679	598	2,644	2,653
Research and development	963	858	3,847	3,826
General and administrative	516	531	1,851	1,997

Total operating expenses	2,158	1,987	8,342	8,476

Operating profit (loss)	22	(234)	(735)	(1,767)

Other income:
Gain on investment in DiamondSoft, Inc.	---	---	91	591
Other income, net	13	27	71	48

Income (loss) before provision for income taxes	35	(207)	(573)	(1,128)
Provision for (benefit from) income taxes	(5)	22	42	77

Net income (loss)	$40	$(229)	$(615)	$(1,205)

Basic and diluted net earnings (loss) per share	$0.00	$(0.03)	$(0.07)	$(0.14)
Basic weighted average shares outstanding	8,611	8,421	8,524	8,374
Diluted weighted average shares outstanding	9,073	8,421	8,524	8,374

Bitstream Inc.

Consolidated Balance Sheets

(In Thousands)

December 31,
ASSETS	2004	2003
Current assets:
Cash and cash equivalents	$4,405	$4,367
Accounts receivable, net	962	1,016
Prepaid expenses and other current assets	233	61

Total current assets	5,600	5,444

Property and equipment, net	282	347

Other assets:
Restricted cash	250	250
Goodwill	727	727
Intangible assets	174	243
Total other assets	1,151	1,220

Total assets	$7,033	$7,011

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$278	$513
Accrued expenses	1,199	877
Deferred revenue	792	547

Total current liabilities	2,269	1,937

Long-term liabilities	200	135

Total liabilities	2,469	2,072

Total stockholders' equity	4,564	4,939

Total liabilities and stockholders' equity	$7,033	$7,011

Contact:

Anna M. Chagnon, President and Chief Executive Officer

Bitstream Inc.

(617) 520-8619

achagnon@bitstream.com

or

James P. Dore, Vice President and Chief Financial Officer

Bitstream Inc.

(617) 520-8377

jdore@bitstream.com